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                                                                  EXHIBIT 10.52

                              Separation Agreement

This Agreement, with an effective date of September 30, 2002 (the "Effective Date") by and between PC Connection, Inc., a Delaware corporation with offices at 730 Milford Road, Merrimack, New Hampshire, 03054 ("PC Connection") and Wayne Wilson, residing at 64 Horace Greeley Road, Amherst NH 03031, ("Wilson" or "you").

WHEREAS, Wilson has been employed by PC Connection since August 16,1995 and currently holds the position of President and COO;

WHEREAS, PC Connection and Wilson have mutually agreed to the termination of Wilson's employment at this time; and

WHEREAS, Wilson and PC Connection desire to set forth severance and other terms related to said termination;

NOW, THEREFORE, the parties hereby agree as follows:

1.   Severance Benefits.

     (a) PC Connection will pay to Wilson an amount equal to his current annual base salary, Four Hundred Thousand Dollars ($400,000), at the time and in the manner set forth under paragraph 6(b) of that certain Employment Agreement by and between PC Connection and Wilson dated as of August 16, 1995 (Employment Agreement). In accordance with said paragraph, said payments shall be made on or before the thirtieth
          (30th), ninetieth (90th), one hundred eightieth (180th), two hundred seventieth (270th) and three hundred sixty-fifth (365th) day after the effective date hereof (the "Severance Period"). In addition, PC Connection will continue to provide you with medical and dental benefits covering you and your family for the Severance Period beginning on the effective date hereof; provided, however, such coverage shall terminate at such time as you become eligible for health insurance from another employer or you fail to elect COBRA coverage. You will be eligible for up to eighteen (18) months of COBRA coverage from September 30, 2002. Your portion of the COBRA cost for the Severance Period shall be equal to your normal payroll deduction for Medical and Dental coverage. You are responsible for the full COBRA amount for the remaining six (6) months.

     (b) PC Connection represents that you are currently vested in 476,346 stock options under the Company's 1993 Incentive and Non-Statutory Stock Option Plan and its 1997 Stock Incentive Plan (the "Plans") and various Stock Option Agreements pursuant thereto ("Option Agreements") with varying exercise prices. As provided in your Option Agreements, you shall have 30 days or 90 days, depending on the plan, in which to exercise the vested stock options.


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     (c)  PC Connection represents that you are currently not vested in 95,002 additional stock options under the Option Agreements and these non-vested options will terminate.

2. Continuing Effect of Certain Provisions of Employment Agreement. You confirm that you remain bound under the terms of Sections 7, 8, 9, 11, 13, and 15 of the Employment Agreement. You agree to keep the terms of this Agreement confidential, except as required by law, provided that you may disclose the terms of this Agreement to your immediate family, attorneys and tax advisors who agree to keep the terms of this Agreement confidential.

3. Cooperation. During the one-year period following the Effective Date, Wilson shall provide reasonable cooperation to PC Connection relating to projects on which he was working or as to which he was involved prior to the termination of his employment, at its request. PC Connection shall reimburse Wilson for all reasonable out-of-pocket expenses incurred by him for such activities. Wilson agrees not to discuss past or present employment and business related issues concerning PC Connection with present or past employees of PC Connection except as may be reasonably requested or approved by the Chairman.

4.   Complete Agreement; Release.

     (a) This Agreement together with the Employment Agreement (attached), and the Option Agreements constitute the parties' entire agreement with respect to its subject matter and supersedes all prior negotiations, discussions, and agreements with respect to the same subject matter.

     (b) You agree to accept this Agreement as a full and complete accord and satisfaction of all amounts, options, and other obligations owing to you by PC Connection or its affiliates or owners. Except for the obligations arising under this Agreement, you hereby release PC Connection from any and all liabilities, obligations, debts, demands, actions, torts, breaches, causes of action, suits, accounts, covenants, agreements, contingencies, promises, understandings, damages, expenses, compensation, or claims that you now have, may have or ever had, whether in law or in equity, or whether known or unknown, during all relevant time periods, including any claims under the Age Discrimination in Employment Act (ADEA) and the Older Workers Benefit Protection Act (OWBPA.)

     (c) You have been advised to seek legal counsel of your choice before entering into this Agreement, and have been further advised that you may take up to 21 days to do so. This agreement is a revision of the agreement presented to you on August 21, 2002. You acknowledge that you were so advised and that this revised Agreement was presented to you on September 9, 2002.

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     (d)  You may revoke this Agreement in writing within seven (7) days of its execution, and this Agreement shall only become effective if you have not revoked this Agreement and the seven-day period has expired.

IN WITNESS WHEREOF, PC Connection and Wayne Wilson have each caused this Agreement to be executed on the date set forth below.

Agreed:

PC Connection, Inc.


By: /s/ Patricia Gallup                         /s/ Wayne Wilson
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     Patricia Gallup, Chairman                   Wayne Wilson

September 19, 2002                               September 19, 2002
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Date                                             Date